Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Bison Capital Acquisition Corp. on Amendment No. 1 to Form S-4, File No. 333-229127, of our report dated February 20, 2018, with respect to our audits of the financial statements of Bison Capital Acquisition Corp. as of December 31, 2017 and 2016 and for the year ended December 31, 2017, and for the period from October 7, 2016 (inception) through December 31, 2016, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

February 11, 2019